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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may Continue. See Instructions 1(b)

[  ] Form 3 Holdings Reported

[ X] Form 4 Transactions Reported

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1. Name and Address of Reporting Person*

Wilson                   Gregory                L.
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   (Last)               (First)                 (Middle)

1301 Est 400 North
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                                    (Street)

Orem                     Utah                  84057
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   (City)               (State)                 (Zip)


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2. Issuer Name and Ticker or Trading Symbol

Stratasys, Inc. (SSYS-Nasdaq)
                (SAS-Pacific)
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3. IRS Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

12/97
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)

     Chief Financial Officer

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7. Individual or Joint/Group Reporting
                             (check applicable line)
[ X]   Form Filed by One Reporting Person
[  ]   Form Filed by More than One Reporting Person

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           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
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
                                                                                                 5.             6.
                                                    3.           4.                              Amount of      Owner-
                                                    Transaction  Securities Acquired (A) or      Securities     ship
                                                    Code         Disposed of (D)                 Beneficially   Form:     7.
                                                    (Instr. 8)   (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            ------------------------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction                                (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date             Code          Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                        (month/day/year)                               (D)             and 4)         (Instr.4) (Instr. 4)
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


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

#132814

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4, and 5)     Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     -------  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)      Code    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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

Granting of                                                                    Common
Stock Options       $15.00   7/30/97  A         15,000        (1)     7/29/03  Stock     15,000   n/a     15,000     D        n/a/
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1.  1,250 vested
on 10/30/97, 6,875
vest on 10/30/98
and 6,875 vest
on 10/30/99.
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
Explanation of Responses:





---------------------------------------------            -----------------------
Gregory L. Wilson                                        Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

#132814                                                                   Page 2
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